RF INDUSTRIES, LTD.	For Immediate Release

RF Connectors/Cable Assembly/RF Wireless

Investor Contact:	Company Contact:
Neil Berkman Associates	Howard Hill, President
(310) 477 - 3118	(858) 549-6340
info@berkmanassociates.com	rfi@rfindustries.com

RF Industries to Acquire Cables Unlimited, Inc. for
Cash and Stock of Approximately $5,600,000

SAN DIEGO, CA, June 7, 2011 . . . RF INDUSTRIES, LTD. (NASDAQ:RFIL) announced today that it has entered into a definitive agreement to acquire privately owned Long Island, NY-based Cables Unlimited, Inc., (CUI) for cash and equity consideration of approximately $5,600,000.  CUI had revenue of approximately $6,200,000 and non-audited non-GAAP adjusted EBITDA of approximately $645,000 in its most recent twelve months ended December 31, 2010.

RFI has agreed to acquire CUI for a purchase price of approximately $5,600,000, subject to working capital adjustments at the closing, payable half in cash and half in shares of unregistered RFI common stock.  It is anticipated that RFI will pay approximately $2,800,000 in cash and issue approximately 760,000 shares of common stock to the seller at closing.  Consummation of the merger is subject to various, customary closing conditions.  The transaction is expected to close on or about June 15, 2011.

"Cables Unlimited's product line adds high value fiber-optic cabling and connector products to our own interconnect and wiring products.  As a Corning Connections "Gold" supplier, CUI's warranted fiber-optic products will be in high demand from our distributors and customers who are very interested in adding fiber-optic products to their enterprise and carrier network customers.  Cables Unlimited's connector, cable and wire harness product lines complements, adds geographic diversity and custom OEM accounts to RFI's customer base.  Their modern facilities will provide RFI with an East Coast presence, enabling improved services to our largest customers.  We believe this acquisition will be accretive to RFI's earnings in the current fiscal year ending October 31, 2011," said Howard Hill, president and CEO of RF Industries.

Darren Clark, President and CEO of Cables Unlimited, Inc., said "We are excited to be able to add RFI's line of RF coaxial cable products to our offerings and believe that our combined product line will enhance sales for both CUI and RF Industries.  Many of our OEM customers have West Coast operations and this combination provides CUI with the opportunity to geographically expand our sales and OEM product line.  We look forward to a long and profitable relationship."

About Cables Unlimited, Inc.
Founded in 1992, CUI is a high quality interconnect cable and wire harness manufacturer serving OEM customers throughout United States and Canada.  Cable products include computer, networking, audio, coaxial, fiber-optic and specialty applications.  CUI designs and manufactures custom cables, wire harnesses and electromechanical assemblies for aerospace, medical, industrial, consumer, appliance, automotive and computer electronics applications.  CUI has been a Corning Connections "Gold" supplier to enterprise and carrier networks of cable systems, including Corning Lanscape and Evolant Solutions, cable assemblies, pre-terminated fiber, installation products, tools and custom assemblies for years.

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7610 Miramar Road, San Diego, CA  92126-4202  •  (858) 549-6340  •  (800) 233-1728  •  FAX (858) 549-6345
E-mail: rfi@rfindustries.com  •  Internet: www.rfindustries.com

RF Industries to Acquire Cables Unlimited, Inc.
June 7, 2011
Page Two

About RF Industries
RF Industries conducts operations through six related divisions.  The RF Connectors and Cable Assembly segment designs and distributes radio frequency (RF) coaxial connectors and cable assemblies used for Wi-Fi, PCS, radio, test instruments, computer networks and antenna devices.  This business segment includes Aviel Electronics, which provides custom microwave and RF Connector solutions to aerospace, OEM and Government agencies and Oddcables.com, formerly known as Worswick, which provides coaxial connectors and cable assemblies primarily to retail and local multi-media and communications systems customers.  Bioconnect, which constitutes the Medical Cabling and Interconnector segment, designs, manufactures and distributes specialized electrical cabling and interconnect products to the medical monitoring market.  The RF Wireless segment includes Neulink, which designs and markets wireless digital data transmission products for industrial monitoring, wide area networks, GPS tracking and locations systems and RadioMobile, an OEM provider of end-to-end mobile wireless network solutions for public safety, emergency medical, transportation and industrial customers..

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995.
The statements contained in this release which are not historical facts may be deemed to contain forward-looking statements with respect to future events, the occurrence of which involve risks and uncertainties, including, without limitation, the possibility that the conditions to closing will not be satisfied and that the purchase of Cables Unlimited, Inc. will not occur, that the financial statements of Cables Unlimited, Inc., when audited, will differ significantly from the results stated above or from the results anticipated by the company, that the operations of Cables Unlimited, Inc. will not be profitable in the future or be accretive to the company's results, and other uncertainties detailed in the Company's Securities and Exchange Commission filings.  All forward-looking statements are based upon information available to the Company on the date they are published and the Company undertakes no obligation to publicly update or revise any forward- looking statements to reflect events or new information after the date of this release.

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